Exhibit 99.1

For Immediate Release
October 20, 2026

News Release
For Further Information, Contact:
Hines Press Office
pressoffice@hines.com

Hines Private Wealth Solutions Completes its Largest Delaware Statutory Trust Offering

•Approximately $591 million offering of interests in multifamily properties in Florida and Chicago
•Transaction reflects Hines’ conviction in living and the growing scale of its private wealth business

(HOUSTON) – Hines, a global real estate investment manager, today announced that Hines Private Wealth Solutions LLC has completed its ninth Delaware Statutory Trust (“DST”) offering (“HREX 9 DST”). With a total offering amount of approximately $591 million, HREX 9 DST is Hines’ largest completed DST offering to date and featured the opportunity to invest in two multifamily properties: Gables Station in Coral Gables, Florida, and Left Bank in Chicago.

Since launching Hines Real Estate Exchange in 2022, the firm has raised more than $1.9 billion from qualified investors, underscoring the growth in the scale and breadth of its private wealth business.

“Our conviction in living is grounded in what we believe to be durable demand and a sharply reduced pipeline of new supply in many U.S. markets. We believe HREX 9 DST brings that conviction to its investors at record scale, providing access to institutional-quality real estate and the potential benefits of income, diversification and tax efficiency,” said Alfonso Munk, Global Co-Head of Investment Management at Hines.

HREX 9 DST owns two properties totaling 946 units and more than 957,000 square feet of rentable space in highly walkable urban markets:

•Gables Station: A 495-unit apartment community in Coral Gables, Florida, supported by durable rental demand and significant barriers to new development. Amenities include an on-site Life Time fitness center, Trader Joe’s, three resort-style pools and two restaurants. The property is near downtown Miami, Coconut Grove and the University of Miami.
•Left Bank: A 451-unit apartment community in Chicago’s Fulton Market/West Loop, where low vacancy and limited new supply support rental fundamentals. The property offers upscale finishes, direct access to the Chicago Riverwalk and proximity to the Loop, with convenient connections to nearby CTA and Metra stations.

The assets were sourced from Hines Global Income Trust, Inc. (“Hines Global Income Trust” or “HGIT”). HGIT’s portfolio, which has a gross asset value of approximately $7.29 billion as of September 30, 2026, is diversified by geography and property type, with a focus on high-conviction sectors supported by favorable long-term fundamentals.

HREX 9 DST allowed qualified investors to complete a like-kind exchange of property under Section 1031 of the Internal Revenue Code. The offering provided a solution to aid in the deferment of capital gains and other taxes while providing the opportunity to own two institutional-quality multifamily properties.

About Hines Global Income Trust

Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit hinesglobalincometrust.com.

About Hines

Hines is a leading global real assets platform, built on nearly 70 years of developer's instinct and investor's discipline. Founded in 1957, we compound value through an operator's edge – a ground-level understanding of what makes assets perform – across residential, logistics, office, data centers and infrastructure. Our 4,600 employees in 29 countries manage approximately $91 billion of assets¹ on behalf of institutional and private wealth clients, drawing on decades of proprietary knowledge to find and create value. Private ownership keeps our interests aligned with those of our clients and investors over the long term. To learn more, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of June 30, 2026

No Offer of Securities

This press release shall not be deemed an offer to sell, or a solicitation of an offer to purchase, any securities. No one can invest directly in the Hines Real Estate Exchange platform.